March 1, 2011

Dear Member:

Today the Federal Home Loan Bank of Pittsburgh announced that we, along with the other 11 FHLBanks, have entered into a Joint Capital Enhancement Agreement. This agreement, agreed to by the Boards of Directors of each of the 12 FHLBanks, calls for a System Capital Initiative, a plan for each FHLBank to build additional retained earnings and enhance capital.

The System Capital Initiative goes into effect later this year, upon the completion of the currently required Resolution Funding Corporation (REFCORP) assessment. Under the plan, each FHLBank reserves 20 percent of net earnings – approximately the same amount historically paid to satisfy REFCORP obligations – into a separate restricted retained earnings account until the balance of the account equals one percent of that FHLBank’s balance of outstanding obligations. These restricted retained earnings will not be available to pay dividends. To give an idea of our target, at year-end our consolidated obligations were $47.2 billion; one percent is $472 million. This System Capital Initiative is being implemented through the agreement among the 12 FHLBanks announced today, along with corresponding amendments to our individual Capital Plans.

The System Capital Initiative is intended to build an additional buffer to absorb potential losses on the balance sheets of any FHLBank and assure a steady flow of funds to member institutions during times of stress by further strengthening the balance sheet at each FHLBank. It also will provide even greater certainty to investors in FHLBank debt and help assure a steady flow of funds to support affordable housing and community development.

The FHLBanks’ System Capital Initiative is a positive example of financial institutions focusing on the importance of building capital strength for safety and soundness. It is a plan that further strengthens the financial soundness of our 12 member-owned, regional cooperatives and bolsters our ability to protect lenders, investors and taxpayers against the potential of any future losses. It is an important cooperative initiative, and we are glad to have participated in it.

Additional details on the plan are included in the attached Q&A. If you have questions or comments on this new effort, please join the member conference call scheduled for tomorrow morning at 9:30 by clicking here, or call me directly. I look forward to hearing from you.

Sincerely,

Winthrop Watson